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                               GENSYM CORPORATION
   EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE


(in thousands except per share amounts)      Three months ended         Six months ended
                                                  June 30,                   June 30,
                                              1997         1996          1997        1996
                                            -------       ------       -------      ------

Weighted average common shares
  outstanding during the period               6,302        6,050         6,262       5,680

Shares issuable from assumed exercise
  of options, computed in accordance
  with the treasury stock method               --            446          --           437
                                            -------       ------       -------      ------

Weighted average common and common
  equivalent shares                           6,302        6,496         6,262       6,117
                                            =======       ======       =======      ======

Net income (loss)                           $(4,659)      $  703       $(4,593)     $1,037
                                            =======       ======       =======      ======

Net income (loss) per share                 $ (0.74)      $ 0.11       $ (0.73)     $ 0.17
                                            =======       ======       =======      ======





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